UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 1-K

ANNUAL REPORT

ANNUAL REPORT PURSUANT TO REGULATION A OF THE SECURITIES ACT OF 1933

For the fiscal year ended December 31, 2024

Value Add Growth REIT IV, LLC

(Exact name of issuer as specified in its charter)

Commission File Number: ____________

Delaware	88-3116249
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification Number)

750 B Street Suite 1930 San Diego, CA	92101
(Address of principal executive offices)	(Zip Code)

(858) 430-8528

Issuer’s telephone number, including area code

Class A Investor Shares

(Title of each class of securities issued pursuant to Regulation A)

i

In this Annual Report, the terms “we,” “us,” and “the Company” refers to Value Add Growth REIT IV, LLC, a Delaware limited liability company;“Manager” refers to DF Manager, LLC, a Delaware limited liability company; and “Sponsor” refers to DiversyFund, Inc., a Delaware corporation.

Caution Regarding Forward-Looking Statements

This Annual Report and any documents incorporated by reference herein or therein contain forward-looking statements and are subject to risks and uncertainties. All statements other than statements of historical fact or relating to present facts or current conditions included in this Annual Report are forward-looking statements. Forward-looking statements give the Company’s current reasonable expectations and projections regarding its financial condition, results of operations, plans, objectives, future performance and business. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as “anticipate”, “estimate”, “expect”, “project”, “plan”, “intend”, “believe”, “may”, “should”, “can have”, “likely” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events.

The forward-looking statements contained in this Annual Report and any documents incorporated by reference herein are based on reasonable assumptions the Company has made in light of its industry experience, perceptions of historical trends, current conditions, expected future developments and other factors it believes are appropriate under the circumstances. As you read and consider this Annual Report, you should understand that these statements are not guarantees of performance or results. They involve risks, uncertainties (many of which are beyond the Company’s control) and assumptions. Although the Company believes that these forward-looking statements are based on reasonable assumptions, you should be aware that many factors could affect our actual operating and financial performance and cause our performance to differ materially from the performance anticipated in the forward-looking statements. Should one or more of these risks or uncertainties materialize, or should any of these assumptions prove incorrect or change, our actual operating and financial performance may vary in material respects from the performance projected in these forward-looking statements.

Any forward-looking statements made in this Annual Report or any documents incorporated by reference herein or therein are accurate only as of the date of this Annual Report. Factors or events that could cause our actual operating and financial performance to differ may emerge from time to time, and it is not possible for the Company to predict all of them. Except as required by law, the Company undertakes no obligation to publicly update any forward-looking statements for any reason after the date of this Annual Report, whether as a result of new information, future developments or otherwise, or to conform these statements to actual results or to changes in our expectations.

Given the risks and uncertainties, you should not place undue reliance on any forward-looking statements.

ii

Item 1. Business

Overview

The Company was formed to invest in real estate projects and assets across the United States. The Company focuses primarily on multifamily value-add properties but also looks for opportunities across other commercial real estate sectors, including industrial projects, data centers, self-storage, and medical office projects. The Company may also seek to identify existing projects that have become distressed as a result of the COVID-19 pandemic and economic policies, including the rapid rise in interest rates, that were undertaken to address the pandemic’s economic fallout.

Investments Through Other Entities

Sometimes the Company may own real estate directly. Most of the time, however, the investments made by the Company are through other entities (“Project Entities”). For example, when the Company invests in a multifamily property, the property will likely be owned by a different entity such as a limited partnership or a limited liability company. Typically, Project Entities are controlled by the Sponsor or another entity controlled by the Sponsor. However, if the Company does not control the Project Entity itself then it retains control rights, meaning the Company’s consent is required to certain major actions taken by the Project Entity, such as the sale or refinancing of its real estate and the replacement of its manager or general partner.

LLC Agreement

The Company is governed by a Limited Liability Company Agreement dated July 5, 2022, which we refer to as the “LLC Agreement” or “operating agreement”. A copy of the LLC Agreement is filed as an exhibit to the Company’s Offering Statement and is incorporated by reference in this Annual Report.

Management

The Company is managed by DF Manager, LLC, a Delaware limited liability company, which we refer to as “Manager”. The Manager is an affiliate of DiversyFund, Inc., a Delaware corporation and a real estate developer, which we refer to as the “Sponsor.” The Sponsor owns and operates the DiversyFund Platform at www.DiversyFund.com (the “Site”), where it seeks funding for its real estate projects and allows investors to hold interests in real estate opportunities that have been historically difficult to access for most investors. The Manager has the authority to make all decisions regarding our business, subject to the limitations in our operating agreement. The Sponsor also provides asset management, marketing, investor relations and other administrative services on our behalf. Accordingly, the Company does not have any employees nor does it currently intend to hire any employees who will be compensated directly by us.

Investment Strategy

The Company seeks to invest in a diversified portfolio of predominantly multifamily value add real estate assets throughout the United States.

Specifically, we intend to invest primarily in multifamily value-add projects in markets that exhibit a trend of strong population and job growth and other favorable local market conditions. The value-add investment strategy entails (i) buying a project that in many instances is already stabilized and creating cash flow, (ii) implementing a capital expenditure program where we renovate both the interior units and the exterior of the property over a 18 to 36 month period, and (iii) improving the overall management of the property to decrease operating expenses and increase occupancy. We expect these renovations will allow us to charge tenants a higher rent and therefore “add value” to the asset by increasing cash flow and the property’s overall market value based on the higher net operating income.

We expect that once the Company has reached its maximum offering target of $70 million of equity capital, at least 50% of such capital will have been invested in projects of this kind.

In addition, the Company may build or invest in distressed properties and in new multifamily projects where it believes it can expect a significant profit and may also lend money to real estate projects to generate current yield.

The Multifamily Real Estate Market

Historically, the multifamily market has been driven by favorable supply/demand fundamentals, including (i) a limited number of new units coming onto the market; (ii) the demographic often referred to as “echo boomers,” (iii) an increase in the number of immigrants; and (iv) tighter lending guidelines leading to lower rates of home ownership.

The global COVID-19 pandemic interrupted some of these positive fundamentals, causing the multifamily housing market to experience more market turbulence than in recent previous years. While many of the direct impacts of the COVID-19 pandemic had eased by the beginning of 2024, the longer-term macroeconomic effects on global supply chains, inflation, interest rates, labor shortages and wage increases continued to impact many industries including ours. In particular, the increase in inflation led to a rapid rise in interest rates not seen in decades, which created further uncertainty for the economy in general and for the multifamily market in particular. Increases in interest rates adversely affect our ability to obtain financing for our investments or to refinance existing loans when the lending term ends. At the same time higher interest rates may tend to push would-be home buyers into rentals, increasing demand in some regions for multifamily properties. In September 2024 the Federal Reserve cut interest rates by 50 basis points, its first rate cut since March 2020, and it followed with two more rate cuts by the end of the year while also signaling a slowdown in interest rate cuts for 2025. The prevailing interest rate generally moves in tandem with the inflation rate and should inflation pick up again in 2025, we expect the Federal Reserve to delay further rate cuts or even raise rates in an attempt to dampen resurgent inflation fires.

Nonetheless we remain optimistic about the medium- to long-term outlook of the multifamily market and believe the current market presents investment opportunities. First, the number of new units coming onto the market remains unequal to increasing demand for housing, particularly in certain regions of the country where a significant portion of the population decamped during and after the pandemic. If the new administration’s tariffs curtail new homebuilding as expected, homebuilders will struggle to match demand for new housing, and the potential for interest rate increases will put increasing pressure on the residential construction industry, extending or exacerbating the American housing shortage. Second, the rapid rise in interest rates from 2022-2024 led to tighter credit markets and increased credit standards for banks originating new loans, augmenting the pool of persons interested in multifamily housing. These factors combined to reduce the pool of persons available to purchase single-family homes and increase the demand for multifamily housing, although this demand has not been spread evenly across the country.

The Commercial Real Estate Market

The commercial real estate market, of which multifamily real estate is one subsector, has experienced extraordinary market challenges in many locations throughout the United States, particularly in the largest cities which saw the steepest increase in demand leading up to the pandemic years. While retail, hospitality and office assets continue to experience significant vacancies and some markets have seen softening in multifamily rents due to new construction deliveries in 2024, we expect the multifamily market in many markets will remain relatively stable or even tighten given the overall housing shortage.

The Distressed Real Estate Market

In 2022 we began to see signs of distressed assets in the market, which may allow for the potential to purchase assets at a significant discount. We monitor certain markets for opportunities to invest in distressed assets and may seek to take advantage of these opportunities where we are able to negotiate a purchase price that represents a short term discount to true market value.

Due Diligence

When the Company identifies a location or a potential property, it typically signs a contract and places an escrow deposit to be held with the designated escrow agent. The Company then conducts extensive due diligence, including physical site inspections, environmental studies, a review of applicable zoning and land use restrictions, title reports, a review of leases, a review of the revenues and expenses from the property and a study of local market conditions.

Based on its due diligence, the Company determines whether to move forward with acquisition of a property.

Evaluating Alternatives

During the initial 12-36 months of owning and managing a property, the Company analyzes market conditions and decides whether the property should be maintained, refinanced, restructured (i.e., condominium conversion) or quickly resold.

Real Estate Investment Life Cycle

The life cycle of a real estate project varies on an individual property basis, but generally all projects experience periods of development or renovation, stabilization, and decline. A major component of successful real estate investing is timing the cycle – in effect, buying low, selling high. The Company pays close attention to ongoing market cycles (including changes in macroeconomic factors such as rising inflation and higher interest rates) in an effort to maximize returns to investors and, given current market conditions, we believe we will be well-positioned to capitalize on the natural ebbs and flows of the real estate investment life cycle.

Competitive Landscape

The Company faces significant competition for multifamily projects from developers, investment companies, private equity funds, other REITS, and private investors. The U.S. real estate market as a whole has historically experienced heavy demand and limited supply, with many developers, investors and other parties competing for properties. This largely remained true through 2024, although higher inflation rates and outsized economic fallout on certain industries with greater numbers of multifamily tenants may have impacted demand to some extent. With the economy demonstrating underlying strength through 2024, even in the face of higher inflation and interest rates until the Federal Reserve began a short series of rate cuts in the third quarter, we believe demand may rebound to at least pre-pandemic levels and possibly even higher. At the same time, the accompanying tightening of credit markets is likely to continue restricting the amount of capital to finance such purchases.

Accordingly, we believe the real estate market favors large institutional investors and others with significant cash on hand or access to alternative financing methods. We may be at a disadvantage to some such competitors who have greater capital resources than we do, including cash-on-hand or access to alternative financing methods. Still, we expect that these larger competitors will focus on more expensive and larger properties, a market that typically involves individual and smaller institutional buyers rather than large institutions. Given our value-added focus to property acquisition and management and the relative inefficiencies in this segment, we believe the Company remains well positioned to take advantage of these conditions to return real value to both our tenants and our investors.

Term of the Company

The LLC Agreement provides for a five-year term with the option of up to two additional one-year extensions at the discretion of the Manager.

To wind down the Company, the Manager will seek to generate liquidity for investors and realize any gains in the value of our investments by selling or refinancing our properties and returning capital to investors on an orderly basis. Sales and refinancing will be subject to prevailing market conditions and there is no guarantee that we will be successful in executing any such liquidity transactions on terms favorable to the Company and Investors, or that we will be able to do so within the time frame we have anticipated.

SEC Investigation of Affiliate and Related Shareholder Litigation

An affiliate of the Company was a respondent in an administrative proceeding with the SEC in November 2021, when the SEC began an investigation of DF Growth REIT II, LLC (“REIT II”), and in January 2022, when the SEC suspended REIT II’s offering. The SEC alleged two violations (failure to begin the offering within two calendar days of qualification and use of an offering circular supplement instead of a post-qualification amendment to increase the maximum offering amount from $50 million to $75 million) and three types of misleading statements on REIT II’s Sponsor’s website (related to the affiliation of DF Growth REIT, LLC with REIT II, to how much capital REIT II needed to raise from investors and to the fees charged to REIT II by the Sponsor). None of the SEC’s allegations involved financial or accounting misconduct or wrongdoing. On June 9, 2023, the administrative proceeding was settled when REIT II and the SEC agreed to a settled order that permanently suspended REIT II’s exemption under Regulation A. REIT II was not required to pay any fines or penalties. On August 10, 2023, the SEC informed REIT II that it was also concluding its investigation and did not intend to recommend any enforcement action against DiversyFund, DF Growth REIT, LLC, the REIT II, DF Manager, or Craig Cecilio and Alan Lewis as principals of DiversyFund, Inc.

In December 2022 attorneys for three shareholders in REIT II brought a putative class action against REIT II; DF Growth REIT, LLC, another affiliate of the Company; DiversyFund, Inc., the Sponsor; and Craig Cecilio and Alan Lewis as principals of DiversyFund, Inc. The suit largely piggybacked on claims raised by the SEC in its inquiry of REIT II. The shareholder action alleged that the named shareholders were misled and sought compensation for their losses as well as reimbursement of all attorneys’ fees, costs and interest on those fees. Attorneys also sought to have their claim certified as a class action on behalf of all investors in REIT II. REIT II engaged defense counsel well experienced in defending securities litigation and securities class actions in order to vigorously contest these claims, which we believe are without merit. In May 2023 REIT II filed a motion to dismiss all claims and in April 2024 the judge dismissed the investor suit, noting that (i) plaintiffs had failed to state a claim on which relief could be granted and that (ii) plaintiffs had suffered no loss since they still own their shares. Plaintiffs’ counsel filed an amended claim in May 2024 and REIT II again filed a motion to dismiss all claims. A majority of the claims were dismissed by the court which again granted plaintiffs leave to file an amended complaint, and plaintiffs filed a third amended complaint in January 2025. REIT II has filed a motion to dismiss and a hearing is scheduled for May 25, 2025. It is typically difficult to predict the course of contested litigation, however, and the potential impacts on the Company, its affiliates, and/or their investors and employees range from the cost of litigation expense to significant economic consequences.

Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following discussion of our financial condition and results of operations should be read in conjunction with our consolidated financial statements and related notes contained in this Annual Report. The following discussion contains forward-looking statements that reflect our plans, estimates, and beliefs. Our actual results could differ materially from those discussed in the forward-looking statements. For more information, see “Statements Regarding Forward Looking Information” in this Annual Report. Unless otherwise indicated, the latest results discussed below are as of December 31, 2024.

Critical Accounting Policies

The Company’s accounting policies have been established to conform with U.S. GAAP. The preparation of consolidated financial statements in conformity with U.S. GAAP requires us to use judgment in the application of accounting policies, including making estimates and assumptions. These judgments may affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the consolidated financial statements, and the reported amounts of revenue and expenses during the reporting periods. Management believes that we have made these estimates and assumptions in an appropriate manner and in a way that accurately reflects our financial condition. However, actual results may differ from these estimates and assumptions. If our judgment or interpretation of the facts and circumstances relating to various transactions had been different, it is possible that different accounting policies would have been applied, thus resulting in a different presentation of the consolidated financial statements.

Sources of Operating Revenues and Cash Flows

We expect to generate income primarily through rental operations from our rental real estate properties and from the sale of properties in which we invest.

Operating Results

The Company was formed on July 5, 2022 and began its offering of Class A Investor Shares pursuant to an exemption from registration under Regulation A on September 27, 2023. For the year ended December 31, 2024, the Company had net losses of approximately $324,354, compared to a net loss of $80,187 for the year ended December 31, 2023. The increased loss was primarily due to an increase in organization and expenses resulting from increased investment in the Company’s shares and to a $31,947 rise in unrealized loss on equity investments.

Revenue and Expenses

For the years ended December 31, 2024 and December 31, 2023, we incurred general and administrative expenses of approximately $82,453 and $52,650, respectively, which includes auditing and professional fees, legal fees, brokerage fees and other expenses associated with operating our business. For the years ended December 31, 2024 and December 31, 2023, we also incurred $170,428 and $17,280, respectively, in organization and offering expenses; $500 and $500, respectively, for real estate taxes; and $39,026 and $9,757, respectively, in investing expenses.

Our Investments

As of December 31, 2024 the Company had invested a total of $694,906 in equity in four projects managed by our Sponsor:

Property	Location	Date of Initial Investment	Ownership	Amount
Mission Villas	San Antonio, TX	3/12/2024	2.40%	$239,420
N. Charleston Townhomes (Avalon I)	N. Charleston, SC	5/1/2024	1.60%	$166,486
Azul	Stuart, FL	12/22/2023	1.81%	$154,000
Village Creek	Fort Worth, TX	2/26/2024	1.17%	$135,000

As of December 31, 2024 the Company had invested a total of $401,884 in debt in one project managed by our Sponsor:

Property	Location	Date of Initial Investment	Amount
NCP Dove (Avalon II)	N. Charleston, SC	12/22/2023	$401,884

Liquidity and Capital Resources

We require capital to fund our investment activities and operating expenses. Our capital sources include net proceeds from our offering, cash flow from operations, net proceeds from asset sales, borrowings under credit facilities and other term borrowings. Before we terminated our offering in December 2024, we were seeking to raise up to $75 million of capital. As of December 31, 2024, we had raised $2,111,519 in our offering and we had approximately $624,605 in cash and cash equivalents and $50,000 in restricted cash and cash equivalents.

As discussed below in “Regulation A Offering”, we have terminated our initial offering and we expect to begin a new offering after we file and receive SEC qualification of a new offering statement.

As of December 31, 2024, we anticipate that cash on hand, future cash flows from operations, and proceeds from asset sales will provide sufficient liquidity to meet future funding commitments and costs of operations.

Regulation A Offering

On September 27, 2023, our offering circular whereby we sought to raise up to $75,000,000 through the sale of Class A Investor Shares under Regulation A was “qualified” by the Securities and Exchange Commission.

Under SEC rules, an issuer that is offering securities on a continuous basis under Rule 251 of Regulation A must amend or supplement its offering statement to update the financial information in the offering circular and to reflect any other changes to its disclosure including changes to the offering price, if any. The Company failed to file a post-qualification amendment to its offering statement on a timely basis in order to continue our initial offering under Regulation A. As a result, that offering statement was no longer available for the Company to sell Class A Investor Shares to investors who made purchases after September 27, 2024 through December 11, 2024. Class A Investor Shares sold during that period may not have been exempt from the registration or qualification requirements under federal securities laws, may have been issued in violation of federal securities laws and may be subject to rescission.

In order to address this issue, we have terminated our offering and we are making a rescission offer to all stockholders who purchased Class A Investor Shares during the period September 28, 2024 to December 11, 2024. Our offering statement related to the rescission offer was qualified by the SEC on March 27, 2025. It is available through the SEC’s EDGAR site, www.sec.gov/edgar and may also be obtained by contacting the Company.

We expect to begin a new offering after we file and receive SEC qualification of a new offering statement.

Outlook and Trend Information

To combat high inflation in 2022, 2023 and in the first part of 2024, the Federal Reserve conducted its steepest series of interest rate hikes ever. As expected, this plan to slow down the economy and remove liquidity from the market through the use of monetary policy also led to a decline in asset values across some sectors.

Looking ahead, we expect the coming year to be extremely challenging for the broader economy with the growing likelihood of economic conditions worsening significantly following the widespread implementation of global tariffs and the ongoing dismantling of the federal government in the United States. Individuals, businesses, and investors expect a period of generally depressed asset values and dramatically increased market volatility compared to recent history.

Other Information

Recent Developments

Investments

No new real estate investments were acquired or sold by the Company since December 31, 2024.

Item 3. Directors and Officers

DiversyFund, Inc. is the sole member and manager of DF Manager, LLC. Pursuant to the LLC Agreement, the Manager has full and complete authority, power and discretion to manage and control the business, affairs and property of the Company, to make all decisions regarding those matters, to execute any contracts or other instruments on behalf of the Company, and to perform any and all other acts or activities customary or incidental to the management of the Company’s business. The Management Agreement is filed as an exhibit to the Company’s Offering Statement and incorporated by reference in this Annual Report.

The Company does not employ any employees except through the Manager.

Executive Officers of the Manager

Name	Position	Age	Term of Office	Approx. Hours Per Week
Craig Cecilio	Chief Executive Officer	51	Indefinite	10 Hours
Alan Lewis	Chief Financial Officer	48	Indefinite	10 Hours

Business Experience

Craig Cecilio serves as Chief Executive Officer of the Manager and has served as Chief Executive Officer and Co-Founder of the Sponsor since its inception. Mr. Cecilio has worked in the real estate industry for nearly 23 years. Over the course of his career, Mr. Cecilio has participated in the development of over 1,000 single family and commercial properties as either a joint venture equity partner, lender, or sponsor. Previously, Mr. Cecilio owned a real estate investment business, Coastal California Funding Group, Inc., which underwrote, financed and developed commercial and residential properties principally in California markets such as San Diego, Orange County, Los Angeles and San Francisco, and a loan servicing business. Additionally, Mr. Cecilio founded a real estate debt fund in 2013, which manages a portfolio of mainly real estate-backed bridge loans. In some cases, the fund was used to “pre-fund” some of the Company’s real estate projects. Since 1997, Mr. Cecilio has financed nearly $500 million of real estate assets and has developed and managed over $50 million of commercial and residential property (renovations and ground-up). Mr. Cecilio has a Bachelor of Arts from the University of Colorado at Boulder.

Alan R. Lewis is the Chief Financial Officer of the Manager and has served as Chief Operating Officer and Co-Founder of the Sponsor since its inception. Prior to the launch of the Manager, he was the head of the real estate private equity division of a real estate investment and development firm based in Salt Lake City, Utah, where he oversaw capital raising, deal structuring and development work for multifamily projects and master-planned residential communities. Previously, Mr. Lewis worked for nearly ten years on Wall Street as both an investment banker and a corporate lawyer, most recently as Managing Director of the Investment Banking Division of Brill Securities where Mr. Lewis provided financial advisory and capital raising services for high-growth companies along with real estate and oil and gas projects. Prior to joining Brill Securities in 2010, Mr. Lewis practiced as a corporate attorney at Davis Polk & Wardwell, a Tier 1 ranked Wall Street law firm. His practice included IPOs, mergers and acquisitions, and commercial real estate including the acquisition and refinancing of several Fifth Avenue commercial buildings and acquisitions and portfolio restructurings for a $6 billion real estate private equity fund. Over his career, Mr. Lewis has led or participated in transactions totaling over $41 billion. Mr. Lewis has a Bachelor of Arts from Brigham Young University and a Juris Doctor from Columbia Law School.

Ownership of Related Entities

The Sponsor owns 100% of DF Manager, LLC, the Manager of the Company, and Mr. Cecilio and Mr. Lewis own a significant portion of and control the Sponsor.

Legal Proceedings

Within the last five years, no Executive Officer or Significant Employee of the Company has been convicted of, or pleaded guilty or no contest to, any criminal matter, excluding traffic violations and other minor offenses.

Within the last five years, no Executive Officer or Significant Employee of the Company, no partnership of which an Executive Officer or Significant Employee was a general partner, and no corporation or other business association of which an Executive Officer or Significant Employee was an executive officer, has been a debtor in bankruptcy or any similar proceedings.

Compensation of Executive Officers

Each of the executive officers of our Manager also serves as an executive officer of the Sponsor. Each of these individuals receives compensation for their services, including services performed for us on behalf of our Manager, from our Sponsor. As executive officers of our Manager, these individuals manage our day-to-day affairs; oversee the review and selection of investment opportunities; service acquired investments; and monitor the performance of these investments to ensure that they are consistent with our investment objectives. Although we indirectly bear some of the costs of the compensation paid to these individuals, through fees and reimbursements we pay to our Manager, we do not pay any compensation directly to these individuals.

Compensation of the Manager and Sponsor

Our Manager and our Sponsor receive fees and expense reimbursements for services related to the Offering and for the investment and management of the Company’s assets. The items of compensation paid by the Company to our Manager and our Sponsor are summarized in the table below.

Fees

Type of Fee or Expense	Description and Amount
Organization &Offering Expense Reimbursement	The Company reimburses the Sponsor for direct expenses incurred by the Sponsor and its affiliates to organize and operate the Company and conduct the offering, including:

●	production of fund formation and legal and disclosure documents;

●	payroll expenses and other software development costs including fees paid to vendors, contractors and consultants related to development and maintenance of a website and smart phone application used to market the Company and to operate the fintech platform for investors;

●	marketing and solicitation expenses including payroll expenses and fees paid to vendors, contractors and consultants;

●	legal and compliance costs including payroll expenses and fees paid to vendors, contractors and consultants;

For the periods ending December 31, 2024 and December 31, 2023, the Company paid $170,428 and $17,280, respectively, in organization and offering expense reimbursements to the Sponsor.

Asset Management Fee

The Sponsor may charge the Company an annual asset management fee equal to 0.5% of the capital raised from the sale of Class A Investor Shares.

For the periods ending December 31, 2024, and December 31, 2023, the Company paid $0 and $0 in asset management fees to the Sponsor.

Acquisition Fee	The Sponsor charges each Project Entity (or the Company itself, if the Company owns real estate directly) an acquisition fee of between 1% and 4% of the total project costs, including both “hard” costs (e.g., the cost of property) and “soft” costs (e.g., professional fees).

Where property is owned by an entity in which there is another financial partner – a joint venture – the Sponsor may be entitled to a similar acquisition fee to the extent negotiated with the financial partners in such joint venture (which could be higher than the 1-4% acquisition fee for direct investment). However, the Company’s share of the fee will not exceed 1-4% of the Company’s share of the total sale price.

For the periods ending December 31, 2024 and December 31, 2023, the Company paid $0 and $0 in acquisition fees to the Sponsor.

Property Disposition Fee	Where the Company owns property directly or is the sole owner of a Project Entity, the Sponsor will receive a property disposition fee equal to 1% of the total sale price of each property.

Where property is owned by an entity in which there is another financial partner – a joint venture – the Sponsor may be entitled to a similar disposition fee to the extent negotiated with the financial partners in such joint venture (which could be higher than the 1% disposition fee for direct investment). However, the Company’s share of the fee will not exceed 1% of the Company’s share of the total sale price.

For the periods ending December 31, 2024 and December 31, 2023, the Company paid $0 and $0 in disposition fees to the Sponsor.

Financing Fee	Where the Company owns property directly, or is the sole owner of a Project Entity, the Sponsor will receive a financing fee equal to 1.0% of the amount of each loan placed on a property, whether at the time of acquisition or pursuant to a refinancing. This financing fee will be in addition to any fees paid to third parties, such as mortgage brokers.

Where property is owned by an entity in which there is another financial partner – a joint venture – the Sponsor might be entitled to a similar financing fee to the extent negotiated with the financial partners in such joint venture (which could be higher than the 1% financing fee for direct investment). However, the Sponsor’s share of the fee will not exceed 1% of the Company’s share of the loan.

For the periods ending December 31, 2024 and December 31, 2023, the Company paid $161 and $562 in financing fees to the Sponsor.

Construction Management Fee	The Sponsor may provide construction management services. If so, the Sponsor be entitled to a construction management fee equal to 7.5% of actual construction costs.

For the periods ending December 31, 2024 and December 31, 2023, the Company paid $0 and $0 in construction management fees to the Sponsor.

Guaranty Fee	If the Sponsor or an affiliate guaranties indebtedness of the Company or a Project Entity, including guaranties of any so-called “bad boy” carveouts, the guarantor will be entitled to a guaranty fee equal to 0.5% of the loan.

For the periods ending December 31, 2024 and December 31, 2023, the Company paid $0 and $0 in guaranty fees to the Sponsor or any affiliates.

Other Fees	The Company or Project Entities may engage the Sponsor or its affiliates to perform other services. The compensation paid to the Sponsor or its affiliates in each case must be (i) fair to the Company and the Project Entities, (ii) comparable to the compensation that would be paid to an unrelated party, and (iii) disclosed to Investors. This includes a property level asset management fee up to 2% of the effective gross income (monthly rents) received from each real estate project owned by a Project Entity, of which a portion is allocated to each owner of such Project Entity.

For the periods ending December 31, 2024 and December 31, 2023, the Sponsor received a total of $72,611 and $98,160 in property level asset management fees from Project Entities.

Timing of Payments of Fees and Expense Reimbursements

The compensation and expense reimbursement paid by the Company to the Manager and the Sponsor during each stage of the Company’s trajectory are as follows:

Stage	Compensation to Manager	Compensation to Sponsor		Amount of Compensation to Sponsor
Organization	None	●	Organization & Offering Expense Reimbursement	●	Up to 10% of total amount of capital raised

		●	Asset Management Fee	●	0.5% of total investment amount of capital raised

		●	Property Level Asset Management Fee		0-2% of effective gross income received each real estate project owned by a Project Entity

Asset Acquisition Stage	None	●	Organization & Offering Expense Reimbursement	●	Up to 10% of total amount of capital raised

		●	Asset Management Fee	●	0.5% of total investment amount of capital raised

		●	Property Level Asset Management Fee	●	0-2% of effective gross income received each real estate project owned by a Project Entity

		●	Acquisition Fee	●	1-4% of total asset acquisition cost

		●	Financing Fee	●	1% of total loan value

		●	Guaranty Fee	●	0-0.5% of total loan value

Operation Stage	None	●	Organization & Offering Expense Reimbursement	●	Up to 10% of total amount of capital raised

		●	Asset Management Fee	●	0.5% of total investment amount of capital raised

		●	Property Level Asset Management Fee	●	0-2% of effective gross income received each real estate project owned by a Project Entity

		●	Acquisition Fee	●	1-4% of total asset acquisition cost

		●	Financing Fee	●	1% of total loan value

		●	Guaranty Fee	●	0-0.5% of total loan value

		●	Construction Management Fee	●	0-7.5% of actual construction costs

		●	Disposition Fee	●	1% of property sale price

Liquidation Stage	None	●	Disposition Fee	●	1% of property sale price

Other Compensation—Promoted Interest

The Sponsor is entitled to share in certain distributions made by the Company, which we refer to as the “Promoted Interest.” We divide distributions into two categories: distributions of ordinary operating cash flow, if any, and distributions of the net proceeds from “capital transactions”. Distributions of net proceeds from capital transactions are paid in three stages: first, after owners of the Class A Investor Shares have received a 7% cumulative, non-compounded annual return (a “Preferred Return”) on their investment, the Sponsor is entitled to a catchup return (“Catchup Return”) equal to approximately 53.85% of the Preferred Return paid to owners of the Class A Investor Shares; second, after owners of the Class A Investor Shares have received their Preferred Return, the Sponsor has received its Catchup Return, and owners of Class A Investor Shares have received a full return of allocated capital, the Sponsor is entitled to 35% of the remaining profits until owners of the Class A Investor Shares have received an “internal rate of return” of 12%; and finally, after the holders of the Class A Investor Shares have received a 12% internal rate of return on their investment, the Sponsor is entitled to 50% of the remaining profits.

If the Manager (or other affiliates of our Sponsor) purchase Class A Investor Shares, they will be entitled to their pro rata share of the distributions paid to Investors.

Reports to Investors

The Company files this annual report which provides owners of Class A Investor Shares details of the fees paid to the Sponsor, the Manager and their affiliates.

Clawback

If, upon the liquidation of the Company, the owners of the Class A Investor Shares other than the Manager, the Sponsor, and their affiliates have not received distributions sufficient to return their capital contributions plus a 7% cumulative, non-compounded annual return, the Manager, the Sponsor, and their affiliates will be required to return any distributions (but not fees) they have received from the Company over and above their actual contributed capital, in an amount such that the Company can distribute the shortfall to the owners of the Class A Investor Shares, other than the Manager, the Sponsor, and their affiliates.

Method of Accounting

The compensation described in this section was calculated using the accrual method of accounting.

Item 4. Security Ownership of Management and Certain Securityholders

The following table sets forth the approximate beneficial ownership of our common and Class A Investor shares as of December 31, 2024 for each person or group that holds more than 10% of our common shares, for each executive officer of our Manager and for the executive officers of our Manager as a group. To our knowledge, each person that beneficially owns our common shares has sole voting and disposition power with regard to such shares.

Name of Beneficial Owner

Common Shares

	Shares	Percent of Class
DiversyFund, Inc.* 750 B Street Suite 1930 San Diego, CA. 92101	1,000,000	100%
DF Manager, LLC 750 B Street Suite 1930 San Diego, CA. 92101	0	0%
Alan Lewis 750 B Street Suite 1930 San Diego, CA. 92101	0	0%
Craig Cecilio 750 B Street Suite 1930 San Diego, CA. 92101	0	0%

Class A Investor Shares

Beneficial Owner	Number of Shares	Percent of Class
Unrelated Investors	211,152	100%

*	DiversyFund, Inc., the Sponsor, is controlled by Mr. Lewis and Mr. Cecilio.

Item 5. Interest of Management and Others in Certain Transactions

The Company has entered into a Management Agreement with the Manager pursuant to which the Manager provides management and asset management services. Under the Management Agreement, the Company pays the Sponsor certain fees as described in “Compensation of the Manager and Sponsor.” The Manager is an affiliate of our Sponsor, DiversyFund, Inc. and therefore the amount of fees and other terms of the Management Agreement were determined among related parties and not at arm’s-length.

The Sponsor, the Manager, Mr. Cecilio, Mr. Lewis, and parties related to them may also invest in the Company by purchasing Class A Investor Shares along with other Investors.

Item 7. Financial Statements

Value Add Growth REIT IV, LLC

Costa Mesa, CA

Tel 240.270.4721

Independent Auditors’ Report

The Shareholders and Management

Value Add Growth REIT IV, LLC

Report on the Audit of the Financial Statements

Opinion

We have audited the accompanying financial statements of Value Add Growth REIT IV, LLC (a Delaware corporation), which comprise the balance sheet as of December 31, 2024 and 2023, and the related statements of operations, members’ equity, and cash flows for the year then ended, and the related notes (collectively referred to as the “financial statements”).

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Value Add Growth REIT IV, LLC as of December 31, 2024 and 2023, and the results of its operations and its cash flows for the year then ended in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audit in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of Value Add Growth REIT IV, LLC and to meet our other ethical responsibilities in accordance with the relevant ethical requirements relating to our audit. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, which raises substantial doubt about Value Add Growth REIT IV, LLC ’s ability to continue as a going concern within one year after the date that the financial statements are available to be issued.

Auditor’s Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore it is not a guaranteed that an audit conducted in accordance with generally accepted auditing standards will always detect a material mistake when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements, including omissions, are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statements. In performing an audit in accordance with generally accepted auditing standards, we:

●	Exercise professional judgment and maintain professional skepticism throughout the audit.

●	Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.

●	Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of Value Add Growth REIT IV LLC ’s internal control. Accordingly, no such opinion is expressed.

●	Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.

●	Conclude whether, in our judgment, there are conditions or events considered in the aggregate that raise substantial doubt about Value Add Growth REIT IV LLC ’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control related matters that we identified during the audit.

Other Information Included in the Annual Report

Management is responsible for the other information included in the annual report. The other information comprises the Management’s Discussion and Analysis of Financial Condition and Results of Operations but does not include the financial statements and our auditor’s report thereon. Our opinion on the financial statements does not cover the other information, and we do not express an opinion or any form of assurance thereon.

In connection with our audit of the financial statements, our responsibility is to read the other information and consider whether a material inconsistency exists between the other information and the financial statements, or the other information otherwise appears to be materially misstated. If, based on the work performed, we conclude that an uncorrected material mistake of the other information exists, we are required to describe it in our report.

/s/ Claude Etinoff & Associates LLC/

Costa Mesa, CA

April 21, 2025

Value Add Growth REIT IV, LLC

Balance Sheet

As of December 31,

	2024	2023
ASSETS

Real estate equity investments	$663,004	$89,000
Real estate debt investments	401,885	-
Cash and cash equivalents	624,605	68,690
Restricted Cash and cash equivalents	50,000	-
Related party receivables	3,500	-
Other assets	-	39,026

TOTAL ASSETS	$1,742,994	$196,716

LIABILITIES AND EQUITY

LIABILITIES
Accounts payable and accrued expenses	$36,016	$42,133
Related party payables		20,000

TOTAL LIABILITIES	$36,016	$62,133

EQUITY

Common Shares: $10. par value;1,000,000 shares authorized; Class A shares $10. par value;19,000,000 shares authorized; 211,152 and 21,477 shares, respectively issued and outstanding, net of offering costs as of December 31, 2024 and 2023	$2,111,519	$214,770
Accumulated Deficit	(404,541)	(80,187)

TOTAL EQUITY	$1,706,978	$134,583

TOTAL LIABILITIES AND EQUITY	$1,742,994	$196,716

The accompanying notes are an integral part of these financial statements.

Value Add Growth REIT IV, LLC

Statement of Operations

For the Periods from January 1 to December 31,

	2024	2023
Operating Expenses
Legal	$34,750	$19,800
Brokerage fees	5,000	20,000
Professional fees	42,703	12,850
Unrealized loss on equity investments	31,947	-
Organization and offering fees	170,428	17,280
Real estate taxes	500	500

Total operating expense	285,328	70,430
Investing expenses	39,026	9,757

Total expenses	$324,354	$80,187

Net loss attributable to Value Add Growth REIT IV, LLC	$(324,354)	$(80,187)

Net loss per unit of Class A Shares	(1.54)	(3.73)

The accompanying notes are an integral part of these financial statements.

Value Add Growth REIT IV LLC

Statement of Members’ Equity

For the Periods from January 1, 2023 through December 31, 2023 and

January 1, 2024, through December 31, 2024

	Common Shares		Class A Investor Shares		Accumulated	Total
	Shares	Amount	Shares	Amount	Deficit	Equity
Balance as of December 31, 2022	1,000,000	$-	-	$-	$-	$-
Proceeds from issuance of Class A Shares	-	-	21,477	214,770	-	214,770
Distributions declared on Class A Shares	-	-	-	-	-	-
Net loss	-	-	-	-	(80,187)	(80,187)

Balance as of December 31, 2023	1,000,000	$-	21,477	$214,770	$(80,187)	$134,583

	Common Shares		Class A Investor Shares		Accumulated	Total
	Shares	Amount	Shares	Amount	Deficit	Equity
Balance as of December 31, 2023	1,000,000	$-	21,477	$214,770	$(80,187)	$134,583
Proceeds from issuance of Class A Shares	-	-	189,675	1,896,749	-	1,896,749
Distributions declared on Class A Shares	-	-	-	-	-	-
Net loss	-	-	-	-	(324,354)	(324,354)

Balance as of December 31, 2023	1,000,000	$-	211,152	$2,111,519	$(404,541)	$1,706,978

The accompanying notes are an integral part of these financial statements

Value Add Growth REIT IV LLC

Statement of Cash Flows

For the Periods from January 1 through December 31,

	2024	2023

OPERATING ACTIVITIES
Net Loss	$(324,354)	$(80,187)

Decrease in other assets	39,026	9,357

Increase (decease) in accounts payable and accrued expenses	(6,117)	13,750
Decrease in related party parables	(20,000)
Increase in related party receivables	3,500
Net cash (used in) operating activities	$(307,945)	$(57,080)

INVESTING ACTIVITIES	-	$-
Purchase of investment in real estate and improvements to real estate	$(574,004)	(89,000)
Purchase of debt investment in real estate	(401,885)

Net cash used in investing activities	$(975,889)	$(89,000)

FINANCING ACTIVITIES
Proceeds from the issuance of Class A shares	$1,896,749	$214,770
Paid to investors for dividends	-	-

Net cash provided by financing activities	$1,896,749	$214,770

NET INCREASE IN CASH AND CASH EQUIVALENTS	612,915	68,690

Cash and cash equivalents, and restricted cash, beginning of period	68,690	-
Cash and cash equivalents, and restricted cash, end of period	$681,605	$68,690

Supplemental Disclosures:

Interest: The Company did not make any payment of interest in 2024 or 2023.

Income taxes: The Company did not make any payment of income taxes in 2024 or 2023.

The accompanying notes are an integral part of these financial statements.

Value Add Growth REIT IV, LLC

Notes to the Financial Statements

December 31, 2024 and 2023

Note 1 – Formation and Organization

Value Add Growth REIT IV, LLC (the “Company”) is a limited liability company organized on July 5, 2022, under the laws of the State of Delaware. The Company was formed to purchase and invest in certain real estate properties and projects such as multifamily and commercial real estate.

The Company was formed on July 5, 2022 and the Company commenced operating activity in September 2023 after the Company received a Notice of Qualification from the Securities and Exchange Commission (SEC) regarding the Company’s Offering Statement filed on Form 1-A, which allowed the Company to start securing funding to commence the Company’s planned operations.

The Company is externally managed by DF Manager, LLC (“Manager”), which is a subsidiary of the Company’s sponsor, DiversyFund, Inc. (“Sponsor”).

Note 2 – Summary of Significant Accounting Policies

Basis of Presentation

The accounting and reporting policies of the Company conform to accounting principles generally accepted in the United States of America (GAAP).

The Company adopted the calendar year as its basis of reporting.

CASH AND CASH EQUIVALENTS AND RESTRICTED CASH AND CASH EQUIVALENTS:

Cash and cash equivalents with original maturities of three months or less consist of demand deposits. Cash and cash equivalents are carried at a cost which approximates fair value. Cash and highly liquid financial instruments restricted to our long-term purposes are excluded from this definition.

Restricted cash is subject to a legal or contractual restriction by third parties as well as a restriction as to withdrawal or use, including restrictions that require the funds to be used for a specified purpose and restrictions that limit the purpose for which the funds can be used. The Company considers cash pledged as collateral for investments in joint ventures to be restricted cash.

The Company’s cash and cash equivalents in bank deposit accounts, at times, may exceed federally insured limits.

Deferred Offering Costs

The Company complies with the requirements of FASB ASC 340-10-S99-1 with regard to offering costs. Prior to the completion of an offering, offering costs are capitalized. The deferred offering costs are charged to the members’ equity upon the completion of an offering or to expenses if the offering is not completed.

Value Add Growth REIT IV, LLC

Notes to the Financial Statements

December 31, 2024 and 2023

Fair Value of Financial Instruments

Financial Accounting Standards Board (“FASB”) guidance specifies a hierarchy of valuation techniques based on whether the inputs to those valuation techniques are observable or unobservable. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect market assumptions. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurement) and the lowest priority to unobservable inputs (Level 3 measurement). The three levels of the fair value hierarchy are as follows:

Level 1 - Unadjusted quoted prices in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date. Level 1 primarily consists of financial instruments whose value is based on quoted market prices such as exchange-traded instruments and listed equities.

Level 2 - Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly (e.g., quoted prices of similar assets or liabilities in active markets, or quoted prices for identical or similar assets or liabilities in markets that are not active).

Level 3 - Unobservable inputs for the asset or liability. Financial instruments are considered Level 3 when their fair values are determined using pricing models, discounted cash flows or similar techniques and at least one significant model assumption or input is unobservable.

Revenue Recognition

The Company recognizes revenue when it: (1) identifies the contract with a customer; (2) identifies the performance obligations in the contract; (3) determines the transaction price; (4) allocates the transaction price to performance obligations; and (5) recognizes revenue when (or as) the Company satisfies a performance obligation.

Purchase Accounting for Acquisitions of Real Estate

Effective July 5, 2022 (inception), the Company adopted the provisions of Accounting Standard Update 2017-01, which provides that if substantially all the fair value of the gross assets is concentrated in any individual asset, the acquisition is treated as an asset acquisition as opposed to a business combination. Under an asset acquisition, costs directly related to the acquisition are capitalized as part of the purchase consideration. The fair value of the purchase consideration is then allocated based on the relative fair value of the assets. The estimates of the fair value of the purchase consideration and the fair value of the assets acquired are consistent with the techniques used in a business combination.

Accounting for Long-Lived Assets and Impairment of Real Estate Owned

The Company reviews its real estate portfolio quarterly to ascertain whether there are any indicators of impairment to the value of any of its real estate assets, including deferred costs and intangibles, to determine if there is any need for an impairment charge. In reviewing the portfolio, the Company examines one or more of the following: the type of asset, the current financial statements or other available financial information of the asset, and the economic situation in the area in which the asset is located. For each real estate asset owned for which indicators of impairment exist, management performs a recoverability test by comparing the sum of the estimated undiscounted future cash flows attributable to the asset to it carrying amount. If the aggregate undiscounted cash flows are less than the asset’s carrying amount, an impairment loss is recorded to the extent that the estimated fair value is less than the asset’s carrying amount. The estimated fair value is determined by using a discounted cash flow model of the expected future cash flow through the useful life of the property. The analysis includes an estimate of the future cash flows that are expected to result from the real estate investment’s use and eventual disposition. These cash flows consider factors such as expected future operating income, trends and prospects, the effects of leasing demand, competition and other factors.

Income Taxes

The Company operates and is taxed as a REIT for federal income tax purposes for the years ended December 31, 2024 and 2023. To qualify as a REIT, the Company must meet certain organizational and operational requirements, including a requirement to distribute at least 90% of its taxable income to its stockholders. As a REIT, the Company generally is not subject to federal corporate income tax on that portion of its taxable income that is currently distributed to stockholders. The Company may be subject to certain state and local taxes on its income and property, and federal income and excise taxes on its undistributed income. No material provisions have been made for federal income taxes in the accompanying financial statements, and no gross deferred tax assets or liabilities have been recorded as of December 31, 2024 or 2023.

Value Add Growth REIT IV, LLC

Notes to the Financial Statements

December 31, 2024 and 2023

All tax periods since inception remain open to examination by the major taxing authorities in all jurisdictions where we are subject to taxation.

Net Earnings or Loss per Unit

Net earnings or loss per unit are computed by dividing net income or loss by the weighted-average number of units outstanding during the period, excluding units subject to redemption or forfeiture. The Company presents basic and diluted net earnings or loss per unit. Diluted net earnings or loss per unit reflect the actual weighted average of units issued and outstanding during the period, adjusted for potentially dilutive securities outstanding. Potentially dilutive items are excluded from the computation of the diluted net earnings or loss per unit if their inclusion would be anti-dilutive. Below is a summary of the net loss per unit.

	2024	2023
Net loss attributable to Value Add Growth REIT IV, LLC	$(324,354)	$(80,187)

Net loss per unit of Class A Shares	(1.54)	(3.73)

Use of Estimates

The preparation of the balance sheet in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the balance sheet. Actual results could differ from those estimates.

Basis of Accounting

The financial statements of Value Add Growth REIT IV, LLC have been prepared on the accrual basis of accounting in accordance with U S generally accepted accounting principles (“US GAAP”) and accordingly reflect all significant receivables, payables, and other liabilities.

Geographic concentration

As of December 31, 2024 and 2023 the Company’s investments in real estate operate in South Carolina, Texas, and Florida. Future operations could be affected by changes in economic or other conditions in those geographical areas or the demand for such housing.

Variable Interest Entities and Voting Interest Entities

A variable interest entity (“VIE”) is an entity that lacks one or more of the characteristics of a voting interest entity. A VIE is defined as an entity in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. The determination of whether an entity is a VIE includes consideration of various factors. These factors include review of the formation and design of the entity, its organizational structure including decision-making ability and relevant financial agreements, and analysis of the forecasted cash flows of the entity. We make an initial determination upon acquisition of a VIE and reassess the initial evaluation of an entity as a VIE upon the occurrence of certain events.

Value Add Growth REIT IV, LLC

Notes to the Financial Statements

December 31, 2024 and 2023

A VIE must be consolidated only by its primary beneficiary, which is defined as the party who, along with its affiliates and agents has both the: (i) power to direct the activities that most significantly impact the VIE’s performance; and (ii) obligation to absorb the losses of the VIE or the right to receive the benefits from the VIE, which could be significant to the VIE. We determine whether we are the primary beneficiary of a VIE by considering various factors, including, but not limited to: which activities most significantly impact the VIE’s economic performance and which party controls such activities; the amount and characteristics of its investment; the obligation or likelihood for us or other interests to provide financial support; consideration of the VIE’s purpose and design, including the risks the VIE was designed to create and pass through to its variable interest holders and the similarity with and significance to the business activities of our interest and the other interests. We reassess our determination of whether we are the primary beneficiary of a VIE each reporting period. Significant judgments related to these determinations include estimates about the future performance of investments held by VIEs and general market conditions. The maximum risk of loss related to our investments is limited to our recorded investment in such entities, if any.

A voting interest entity (“VOE”) is an entity in which equity investors have the characteristics of a controlling financial interest and has sufficient equity at risk to finance its activities. A controlling financial interest exists if limited partners with equity at risk are able to exercise substantive kick-out rights or are able to exercise substantive participation rights. Under the VOE model, generally, only a single limited partner that is able to exercise substantial kick-out rights will consolidate the entity.

As of December 31, 2024 and 2023, the Company held investments in four entities, which are evaluated under the VIE model and are not consolidated because the Company was not determined to be the primary beneficiary. These investments are carried on the equity method because of the Company’s significant influence.

Note 3 – CASH AND CASH EQUIVALENTS AND RESTRICTED CASH AND CASH EQUIVALENTS

We consider all cash and highly liquid financial instruments with original maturities of three months. or less, which are neither held for nor restricted by donors for long-term purposes, to be cash and cash equivalents. Cash and highly liquid financial instruments restricted to building projects, endowments that are perpetual in nature, or other long-term purposes are excluded from this definition.

The following table provides a reconciliation of cash, cash equivalents, and restricted cash reported within the statements of financial position to the sum of the corresponding amounts within the statements of cash flows:

The summary of cash and cash equivalents and restricted cash is as follows:

	2024	2023
Cash and cash equivalents	$624,605	$68,690
Restricted Cash and cash equivalents	50,000	-

Total cash and cash equivalents, and restricted cash and cash equivalents	$674,605	$68,690

In addition, the Company maintains its cash accounts at local financial institutions. Each account at the financial institution is insured by the Federal Deposit Insurance Corporation (FDIC) up to $250,000. Cash and cash equivalents and restricted cash and cash equivalents at December 31, 2024, exceeded federally insured limits by $299,236. The Company has not experienced any losses in such accounts. Management represents that it does not believe it is exposed to any significant credit risk on its cash balances.

Value Add Growth REIT IV, LLC

Notes to the Financial Statements

December 31, 2024 and 2023

Note 4 – Members’ Equity

The Company is managed by DF Manager, LLC, a related party. The Company has authorized 20,000,000 shares of LLC interests, consisting of 1,000,000 Common Shares and 19,000,000 Investor Shares. The Sponsor owns all of the Common Shares effective on July 5, 2022 (inception).

The Company may divide the Investor Shares into one or more classes and designate rights and privileges to share classes. The Company adopted an authorizing resolution designating 7,500,000 of its investor shares as Class A Investor Shares. Class A Investor Shares were designated certain rights and privileges, including: A) the right to distributions of operating cash flows (if any distributions are made) first to repay any member loans, second to holders of Class A Investor Shares until they have received their cumulative preferred returns of a non-compounded 7% annual return on unreturned investments, third to holders of Common Shares in an amount equal to the catchup return (as defined in the operating agreement, generally the amount that bears the same proportion to the aggregate investor preferred return paid through such date as 35 bears to 65), and fourth 65% to holders of Class A Investor Shares and 35% to holders of Common Shares; and B) the right to distributions of net capital proceeds first to repay any member loans, second to holders of Class A Investor Shares until they have received their cumulative preferred returns of a non -compounded 7% annual return on unreturned investments, third to holders of Class A Investor Shares until they have received full return of their allocated capital from the capital transactions, fourth to holders of Common Shares in an amount equal to the catchup return (as defined in the operating agreement, generally the amount that bears the same proportion to the aggregate investor preferred return paid through such date as 35 bears to 65), fifth 65% to holders of Class A Investor Shares and 35% to holders of Common Shares until Class A Investor Shares have received their targeted internal rate of return of 12%, and sixth 50% to holders of Class A Investor Shares and 50% to holders of Common Shares.

Investors do not have the right to cause the Company to repurchase (redeem) their Class A Investor Shares.

Investors have contributed to the Company $2,111,519 and $214,770, respectively as of December 31, 2024 and 2023, and membership units have been issued to investors in the amount of 211,152 and 21,477 respectively.

The debts, obligations, and liabilities of the Company, whether arising in contract, tort, or otherwise, are solely the debts, obligations, and liabilities of the Company, and no member of the Company is obligated personally for any such debt, obligation, or liability.

Note 5 – Commitments and Contingencies

Legal Proceedings

As of December 31, 2024, we were not named as defendants in any active or pending litigation. However, it is possible that the Company could become involved in various litigation matters arising in the ordinary course of our business. Although we are unable to predict with certainty the eventual outcome of any litigation, management is not aware of any litigation likely to occur that we currently assess as being significant to us.

Value Add Growth REIT IV, LLC

Notes to the Financial Statements

December 31, 2024 and 2023

Note 6 – Related Party Arrangements

DF Manager, LLC, Manager

Subject to certain restrictions and limitations, the Manager is responsible for managing the Company’s affairs on a day-to-day basis and for identifying and making investments on behalf of the Company.

The Manager will not be reimbursed for organizational and offering expenses incurred in conjunction with the offering. The Company will not reimburse the Manager for actual expenses incurred on behalf of the Company in connection with the selection or acquisition of an investment, to the extent not reimbursed by the borrower, whether or not the Company ultimately acquires the investment. The Company will not reimburse the Manager for out-of-pocket expenses paid to third parties in connection with providing services to the Company.

DiversyFund, Inc., Sponsor

The Sponsor charges each Project Entity (or the Company itself, if the Company owns real estate directly) an acquisition fee of between 1% and 4% of the total project costs, including both “hard” costs (e.g., the cost of property) and “soft” costs (e.g., professional fees). Where property is owned by an entity in which there is another financial partner–a joint venture–the Sponsor might be entitled to a similar acquisition fee to the extent negotiated with the financial partner in such joint venture (which could be higher than the 1-4% acquisition fee for direct investment). However, the Company’s share of the fee will not exceed 1-4% of the Company’s share of the total sale price.

The Sponsor charges each Project Entity (or the Company itself, if the Company owns real estate directly) a property disposition fee equal to 1% of the total sale price of each property. Where property is owned by an entity in which there is another financial partner–a joint venture–the Sponsor may be entitled to a similar disposition fee to the extent negotiated with the financial partners in such joint venture (which could be higher than the 1% disposition fee for direct investment). However, the Company’s share of the fee will not exceed 1% of the Company’s share of the total sale price.

The Sponsor charges each Project Entity (or the Company itself, if the Company owns real estate directly) a financing fee equal to 1.0% of the amount of each loan placed on a property, whether at the time of acquisition or pursuant to a refinancing. This financing fee is in addition to any fees paid to third parties, such as mortgage brokers. Where property is owned by an entity in which there is another financial partner–a joint venture–the Sponsor may be entitled to a similar financing fee to the extent negotiated with the financial partners in such joint venture (which could be higher than the 1% financing fee for direct investment). However, the Sponsor’s share of the fee will not exceed 1% of the Company’s share of the loan.

The Sponsor may provide construction management services. If so, the Sponsor will be entitled to a construction management fee equal to 7.5% of actual construction costs.

If the Sponsor or an affiliate guaranties indebtedness of the Company or a Project Entity, including guaranties of any so-called “bad boy” carveouts, the guarantor(s) will be entitled to a guaranty fee equal to 0.5% of the loan.

Value Add Growth REIT IV, LLC

Notes to the Financial Statements

December 31, 2024 and 2023

The Sponsor is entitled to an Organization and Offering Expense Reimbursement for direct expenses incurred by the Sponsor and its affiliates to organize and operate the Company and conduct the offering. The Organization and Offering Expense Reimbursement may not exceed 10% of the capital raised from the sale of Class A Investor Shares.

The Sponsor may charge the Company an annual asset management fee equal to 0.5% of the capital raised from the sale of Class A Investor Shares. The Sponsor may, in its sole discretion, require the payment of the asset management fee up to five years in advance, which shall be non-refundable. No such fees were paid in 2023.

The Company or Project Entities might engage the Sponsor or its affiliates to perform other services. The compensation paid to the Sponsor or its affiliates in each case must be (i) fair to the Company and the Project Entities, (ii) comparable to the compensation that would be paid to an unrelated party, and (iii) disclosed to Investors.

Executive Officers of our Manager and Sponsor

As of the date of these financial statements, our executive officers are as follows:

Name	Position
Craig Cecilio	Chief Executive Officer
Alan Lewis	Chief Investment Officer

Craig Cecilio has served as our Chief Executive Officer of our Sponsor and Manager since its inception.

Alan Lewis has served as the Chief Investment Officer of our Sponsor and Manager since its inception.

Related Party Receivables

The total amount due from related parties was $3,500 in 2024. This balance is primarily composed of loans extended to our affiliates for operational purposes, which bear interest at market rates and are repayable on demand. These funds were used to cover initial setup costs and ongoing expenses to streamline operations across our affiliated entities. There was no related party receivable in 2023.

Related Party Payable

The above-mentioned Sponsor, DiversyFund, Inc., paid $20,000 for various offering costs on behalf of the Company in 2023. This amount is owed back to the Sponsor and was repaid once the offering in 2024. There was no related party payable in 2024.

Value Add Growth REIT IV, LLC

Notes to the Financial Statements

December 31, 2024 and 2023

Note 7 – Real Estate Equity Investments

Equity Method Investments

If it is determined that we do not have a controlling interest in a joint venture through our financial interest in a VIE, the equity method of accounting is used. Under the equity method, the investment is originally reported at cost and is adjusted for capital activity including subsequent subscriptions, redemptions, or distributions. As distributions are received from the underlying equity investment, the cost basis of the investment will be reduced. As distribution proceeds surpass the cost basis of the investment, we will then record realized investment gains for the associated equity investment. The following is a table detailing the current investments made under the equity method as of December 31, 2024 and 2023:

Description of property	Date acquired	Ownership percentage	Contract purchase	Initial payment	Additional investment during year	Investment gain (loss)	Terms of payment
Mission Villas	3/12/2024	2.40%	Cash	$239,420	$-	(261)	$239,159
N Charleston Townhomes	5/1/2024	1.60%	Cash	166,486	-	(16,744)	149,742
Azul	12/22/2023	1.81%	Cash	89,000	65,000	(10,703)	143,342
Village Creek	2/26/2024	1.17%	Cash	135,000	-	(4,239)	130,761

Totals for 2024				$629,906	$65,000	$(31,947)	$663,004

Description of property	Date acquired	Ownership percentage	Contract purchase	Initial payment	Additional investment during year	Investment gain (loss)	Terms of payment
Azul	12/22/2023	1.32%	Cash	$89,000	$-	$-	$89,000

Totals for 2023							$89,000

Debt Investments

The company also made a $401,884 debt investment to NCP Dove as a credit facility. As of December 31, 2024, our debt related investment was not considered impaired and no impairment charges were recorded in the financial statements.

Note 8 – Subsequent Events

Events that occur after the balance sheet date, but before the financial statements were available to be issued, must be evaluated for recognition or disclosure. The effects of subsequent events that provide evidence about conditions that existed at the balance sheet date are recognized in the accompanying financial statements. Subsequent events which provide evidence about conditions that existed after the balance sheet date require disclosure in the accompanying notes. Management has evaluated the activity of the Company through April 21, 2025, the date the financial statements were available to be issued.

Exhibits

The following Exhibits are filed as part of this Annual Report:

Exhibit 1A-2A	Certificate of Formation*
Exhibit 1A-2B	Limited Liability Company Agreement*
Exhibit 1A-2C	Authorizing Resolution of the Company*
Exhibit 1A-6A	Investment Agreement*
Exhibit 1A-6B	Management Services Agreement*

*	Filed as an exhibit to the Company’s Offering Statement on Form 1-A (File No. 024-12040) and incorporated by reference herein

Signatures

Pursuant to the requirements of Regulation A, the issuer has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

April 23, 2025	Value Add Growth REIT IV, LLC

	By:	DF Manager, LLC, as Manager

	By:	DiversyFund, Inc., as Manager

	By:	/s/ Craig Cecilio
Craig Cecilio, Chief Executive Officer

Pursuant to the requirements of Regulation A, this report has been signed below by the following persons on behalf of the issuer and in the capacities and on the dates indicated.

/s/ Alan Lewis
Director and Chief Investment Officer of DiversyFund, Inc.

April 23, 2025

/s/ Craig Cecilio
Director and Chief Executive Officer of DiversyFund, Inc.

April 23, 2025